Consent
       of Ernst & Young LLP, Independent Registered Public Accounting Firm



We consent to the references to our firm under the captions "Financial Highlights" in the Class Y Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement (Form N-1A, File No. 333-129005) of our reports, dated October 12, 2007, with respect to the financial statements and financial highlights of the Pioneer Research Growth Fund and Pioneer Research Value Fund (both a series of Pioneer Series Trust V) included in their
August 31, 2007 Annual Reports to the Shareowners.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 15, 2008